Exhibit 99.1

Greenlane Appoints Peter Kampian to its Board of Directors

Experienced public company chief financial officer and director brings financial reporting and capital markets expertise

BOCA RATON, Fla., November 2, 2026 (GLOBE NEWSWIRE) -- Greenlane Holdings, Inc. (“Greenlane” or the “Company”) (Nasdaq: GNLN), a publicly traded company with a digital asset treasury strategy focused on the acquisition, management and strategic deployment of BERA, the native token of the Berachain blockchain network, today announced that its Board of Directors (the “Board”) has appointed Peter Kampian as a director, effective October 27, 2026. The Board has determined that Mr. Kampian is an independent director under Nasdaq listing standards. Following his appointment, the Board consists of four directors.

Mr. Kampian is a Chartered Professional Accountant with more than 30 years of experience as a chief financial officer, director and advisor of public and private companies in the energy, cannabis, clean technology and mining sectors. Since 2009, he has served as Chief Executive Officer of Edge Financial Consulting Services Corp., a financial consulting firm providing restructuring, chief financial officer and other advisory services.

He has also served as chief financial officer of several public and private companies, including Algonquin Power & Utilities Corp. and Mettrum Health Corp.; as a board advisor to U.S. and Canadian public companies; and as chief restructuring officer of several entities.

Mr. Kampian has served as a director of Aduro Clean Technologies Inc. (Nasdaq: ADUR; TSX: ACT) since April 2021 and currently chairs its audit committee, and has been a director of Matador Technologies Inc. (TSXV: MATA), a bitcoin ecosystem and treasury company, since 2024. He previously served as a director of Statehouse Holdings Inc. (formerly Harborside Inc.). He holds the CPA, CA and ICD.D designations.

“Peter brings deep public company finance and audit committee experience, along with a working knowledge of how digital asset treasury companies are governed and reported,” said Bruce Linton, Chairman of the Board. “We are pleased to welcome him to the Board.”

“I am pleased to join Greenlane’s Board,” said Mr. Kampian. “I look forward to working with my fellow directors and the management team.”

About Greenlane Holdings, Inc.

Greenlane Holdings, Inc. (Nasdaq: GNLN) is a publicly traded digital asset treasury company focused on accumulating BERA and actively participating in Berachain’s Proof-of-Liquidity infrastructure. For more information, visit www.gnln.com.

Investor Contact

Tyler Burns, Investor Relations

tyler.burns@greenlane.com

(613) 697-0367